Responses to N-SAR for 9/30 Funds for the year ended 9/30/17

Equity Funds

Exhibit 99.77D

Policies with respect to security investments

During the period covered by this report the First Investors Equity
Income Fund was authorized to write covered call options on securities it holds. This strategy was disclosed in the statutory prospectus dated January 31, 2017 for the Equity Funds which was filed with the Securities and Exchange Commission via EDGAR pursuant to Rule 485(b) on January 27, 2017 (Accession No. 0000898432-17-000056), and is hereby incorporated by reference as part of the response to Item 77D of Form N-SAR.

During the period covered by this report the First Investors Special Situations Fund disclosed that it may invest in real estate investment trusts as a principal investment strategy. The addition of the strategy was described in the statutory prospectus dated January 31, 2017 for the Equity Funds which was filed with the Securities and Exchange Commission via EDGAR pursuant to Rule 485(b) on January 27, 2017
(Accession No. 0000898432-17-000056), and is hereby incorporated by reference as part of the response to Item 77D of Form N-SAR.